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                                                                   Exhibit 10.22


                              EMPLOYMENT AGREEMENT

       THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 1/ST/ day of December 2002, by and between MetaSolv Software, Inc., a Delaware corporation (the "Employer"), and Michael J. Cullen (the "Executive").

                                    RECITALS

       A. The Employer desires that the Executive continue to provide services for the benefit of the Employer and its affiliates and the Executive desires to continue such employment with the Employer.

       B. The Employer and the Executive acknowledge that the Executive is and will continue to be a member of the senior management team of the Employer and, as such, will participate in implementing the Employer's business plan.

       C. The Employer recognizes that the changing economic market can distract its key management personnel from maintaining a long term vision for the Employer.

       D. The Employer has determined that it is essential and in the best interest of the Employer and its stockholders to retain the services of the Executive and to ensure his continued dedication and efforts in a changing global economic environment.

       E. In order to induce the Executive to remain in the employ of the Employer, the Employer desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event his employment is terminated.

       F. In the course of employment with the Employer, the Executive has had and will continue to have access to certain confidential information that relates to or will relate to the business of the Employer and its affiliates. The Employer desires that any such information not be disclosed to other parties or otherwise used for unauthorized purposes.

       NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:

       1. Termination of Prior Employment Agreement. This Agreement supercedes and terminates that certain prior employment agreement effective December 1, 2001, between the parties.

       2. Employment. The Employer shall employ the Executive as its Executive Vice President - Engineering, and the Executive hereby ---------- accepts such employment on the following terms and conditions.

       3. Duties. The Executive shall work for the Employer in a full-time capacity. The Executive shall, during the term of this Agreement, have the duties, responsibilities, powers, and

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authority customarily associated with the position of Executive Vice President -
Engineering. The Executive shall report to, and follow the direction of, the Chief Operating Officer and President of the Employer. The Executive shall diligently, competently, and faithfully perform all duties, and shall devote his entire business time, energy, attention, and skill to the performance of duties for the Employer or its affiliates and will use his best efforts to promote the interests of the Employer. It shall not be considered a violation of the foregoing for the Executive to serve on corporate, industry, civic, religious or charitable boards or committees, so long as such activities do not individually or in the aggregate significantly interfere with the performance of the Executive's responsibilities as an employee of the Employer in accordance with this Agreement.

       4. Executive Loyalty. The Executive shall devote all of his time, attention, knowledge, and skill solely and exclusively to the business and interests of the Employer, and the Employer shall be entitled to all benefits and profits arising from or incident to any and all work, services, and advice of the Executive. The Executive expressly agrees that during the term of this Agreement, he shall not engage, directly or indirectly, as a partner, officer, director, member, manager, stockholder, advisor, agent, employee, or in any other form or capacity, in any other business similar to that of the Employer. The foregoing notwithstanding, and subject to Paragraph 10 below, nothing herein contained shall be deemed to prevent the Executive from investing his money in the capital stock or other securities of any corporation whose stock or securities are publicly-owned or are regularly traded on any public exchange, nor shall anything herein contained be deemed to prevent the Executive from investing his money in real estate.

       5. Term of Employment. Unless sooner terminated as hereinafter provided, this Agreement shall be entered into for a period of two (2) years, commencing December 1, 2002 (the "Initial Term"). The term of employment shall be renewed automatically for successive periods of one (1) year each (a "Renewal Term") after the expiration of the Initial Term and any subsequent Renewal Term, unless the Chief Operating Officer or President of the Employer (the "Board") provides the Executive, or the Executive provides the Board with written notice to the contrary at least twelve (12) months prior to the end of the Initial Term or any Renewal Term; provided, however, that notwithstanding any such notice by the Employer not to extend, if a Change in Control (as defined in Paragraph 8D below) shall occur during the term hereof, the term of this Agreement shall not expire prior to the expiration of twenty-four (24) months after the occurrence of a Change in Control.

       6.     Compensation.

              A. The Employer shall pay the Executive an annual base salary of $195,000 (the "Base Salary"), payable in substantially equal installments in accordance with the Employer's payroll policy from time to time in effect. The Executive's salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Executive. Changes to the Base Salary, as adjusted, may be made following an annual salary review, the first of which shall take place in or around February 2003, and all subsequent reviews shall occur in or around February of each year thereafter.

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              B.     The Executive shall have the opportunity to participate in the Employer's Performance Bonus Plan, pursuant to the terms and conditions of such Performance Bonus Plan. The Board shall determine, in its sole discretion, the Executive's target performance bonus under the Performance Bonus Plan. For calendar year 2002, the Executive shall be eligible for a target bonus of 53.85% of Base Salary for the period ending December 31, 2002, if the Executive and the Employer have achieved certain defined and documented annual goals. If the Executive and the Employer overachieve these goals, the bonus may be as high as 67.31% of Base Salary for such period. For calendar year 2003, and for each calendar year thereafter, the Executive shall be eligible for a semi-annual target bonus, to be set by the Board as a percentage of the Executive's then current Base Salary for each six (6) month period if the Executive and the Employer have achieved certain defined and documented annual goals. If the Executive and the Employer overachieve these goals, this reward may be set as a higher percentage of Base Salary for each such six (6) month period. The Board may amend the terms and conditions of the Performance Bonus Plan at any time in its sole discretion.

              C.     During the term of this Agreement, the Employer shall:

                     (1) include the Executive in any life insurance, disability insurance, medical, dental or health insurance, savings, pension and retirement plans, employee stock option and stock purchase plans, and other benefit plans or programs (including, if applicable, any excess benefit or supplemental executive retirement plans) maintained by the Employer for the benefit of its executives;

                     (2) include the Executive in such perquisites as the Employer may establish from time to time that are commensurate with his position and at least comparable to those received by other executives of the Employer; and

                     (3) provide the Executive with such amount of paid time off per annum as is provided under the Employer's standard employment policies.

       7. Expenses. The Employer shall reimburse the Executive for all reasonable and approved business expenses, provided the Executive submits paid receipts or other documentation acceptable to the Employer and as required by the Internal Revenue Service to qualify as ordinary and necessary business expenses under the Internal Revenue Code of 1986, as amended (the "Code").

       8. Termination. The Executive's services shall terminate upon the first to occur of the following events:

              A. At the end of the term of this Agreement, including any Renewal Terms, as set forth in Paragraph 5 of this Agreement.

              B. Upon the Executive's date of death or the date the Executive is given written notice that he has been determined to be disabled by the Employer. For purposes of this Agreement, the Executive shall be deemed to be disabled if the Executive meets the requirements for long term disability under the Employer's long-term disability plan or program in effect on

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the date of the notice; alternatively, if the Employer does not have such a long-term disability plan or program in effect, then the Executive shall be deemed to be disabled if the Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of four (4) consecutive months or for any aggregate period of six (6) months in any twelve (12) month period. A termination of the Executive's employment by the Employer for disability shall be communicated to the Executive by written notice and shall be effective on the tenth (10th) business day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of his duties before such tenth (10th) business day.

              C. On the date the Employer provides the Executive with written notice that he is being terminated for "Cause." For purposes of this Agreement, and as determined by the Employer in its sole discretion, the Executive shall be deemed terminated for Cause if the Employer terminates the Executive after the Executive:

                     (1) shall have been convicted of any felony including, but not limited to, a felony involving fraud, theft, misappropriation, dishonesty, or embezzlement;

                     (2) shall have committed intentional acts of misconduct that materially impair the goodwill or business of the Employer or cause material damage to its property, goodwill, or business; or

                     (3) shall have refused to, or willfully failed to, perform his material duties hereunder; provided, however, that no termination under this subparagraph (3) shall be effective unless the Executive does not cure such refusal or failure to the Employer's reasonable satisfaction as soon as practicable after the Employer gives the Executive written notice identifying such refusal or failure (and, in any event, within thirty (30) days after receipt of such written notice).

No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that his action or omission was in the best interests of the Employer. A termination of the Executive's employment for Cause shall be effected in accordance with the following procedures. The Board shall give the Executive written notice ("Notice of Termination for Cause") of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Board Meeting for Cause. The "Board Meeting for Cause" means a meeting of the Board at which the Executive's termination for Cause will be considered, that takes place not less than ten
(10) and not more than twenty (20) business days after the Executive receives the Notice of Termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Board Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted at the Board Meeting for Cause by a two-thirds majority vote of the entire membership of the Board, excluding the Executive from the count of such membership, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination for Cause, and that such conduct constitutes Cause under this Agreement.

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              D.     On the date the Employer terminates the Executive's
employment for any reason, other than a reason otherwise set forth in this Paragraph 8, provided that the Employer shall give the Executive thirty (30) days written notice prior to such date of its intention to terminate such employment.

              E. On the date the Executive terminates his employment for "Good Reason." For purpose of this Agreement, Good Reason means:

                     (1) a change in the Executive's status, title, position or responsibilities (including reporting responsibilities) materially inconsistent with Paragraph 3 of this Agreement; or the assignment to the Executive of any duties or responsibilities materially inconsistent with Paragraph 3 of this Agreement.

                     (2) the Employer's requiring the Executive to be based at any place outside a 60-mile radius of the location of the Employer's corporate headquarters as of the date of this Agreement, except for reasonably required travel;

                     (3) following a Change in Control (as defined in this Paragraph 8E), the failure by the Employer to (a) continue in effect (without reduction in benefit levels and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety
              (90) days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive or (b) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter;

                     (4) any material breach by the Employer of any provision of this Agreement; or

                     (5) following a Change in Control (as defined in this Paragraph 8E), the failure of the Employer to obtain an agreement, satisfactory to the Executive, from any Successors and Assigns (as defined herein) to assume and agree to perform this Agreement.

Any event or condition described in this Paragraph 8E that occurs prior to a Change in Control, but which the Executive reasonably demonstrates (1) was at the request of a third party, or (2) otherwise arose in connection with, or in anticipation of, a Change in Control that actually occurs, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control.

For purposes of this Agreement, a "Change in Control" means the first to occur of (a) the completion of the acquisition by any entity, person, or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, of more than 50% of the

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outstanding capital stock of the Employer entitled to vote for the election of directors ("Voting Stock"); (b) the completion by any entity, person or group (other than the Employer or an affiliate of the Employer) of a tender offer or an exchange offer for more than 50% of the outstanding Voting Stock of the Employer; (c) the effective time of (1) a merger or consolidation of the Employer with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Employer immediately prior to such merger or consolidation hold less than 50% of the Voting Stock of the surviving or resulting corporation, or (2) a transfer of substantially all of the property or assets of the Employer other than to an entity of which the Employer owns at least 80% of the Voting Stock; and (d) the election to the Board, without the recommendation or approval of the incumbent Board, of the lesser of (1) three directors, or (2) directors constituting a majority of the number of directors of the Employer then in office.

For purposes of this Agreement, "Successors and Assigns" shall mean a corporation or other entity acquiring all or substantially all of the stock, assets and/or business of the Employer whether by operation of law or otherwise.

A termination by the Executive for Good Reason shall be effected in accordance with the following procedures. The Executive shall give the Board written notice ("Notice of Termination for Good Reason") of his termination of employment for Good Reason, setting forth in reasonable detail the specific conduct of the Employer that the Executive considers to constitute Good Reason and the specific provision(s) of this Agreement on which the Executive relies. The Executive's termination shall be effective immediately upon delivery of the Notice of Termination for Good Reason; however, the Executive shall not receive the payment set forth in Paragraph 9C until expiration of the cure period provided below. During the fifteen days immediately following the delivery of the Notice of Termination for Good Reason the Employer shall have the opportunity to cure the Good Reason for termination specified in the Executive's Notice of Termination for Good Reason. In the event that the Employer cures the Good Reason for termination in all material respects prior to the expiration of the fifteen-day cure period and notifies the Executive in writing of such cure, the Executive's termination of this Agreement shall be null and void, this Agreement shall be revived as if it were never terminated, the Executive will not receive the payment set forth in Paragraph 9C, and the Executive shall be required to resume employment retroactive to the termination date and fulfill his obligations under this Agreement. Upon receipt of the Employer's written notice that the termination for Good Reason has been cured, the Executive shall deliver to the Employer written confirmation of his resumption of employment within five days of receiving Employer's written notice of cure. A failure do deliver such written notice shall be deemed a breach of this Agreement. In the event the Board disagrees that Good Reason exists for the Executive to terminate, the Board shall so notify the Executive within fifteen days of receipt of the Notice of Termination for Good Reason. In the event that the Employer does not (i) cure the Good Reason for termination in the manner provided above or (ii) notify the Executive that the Board disagrees that Good Reason exits for termination, the Executive shall be entitled to receive the payment set forth in Paragraph 9C.

              F. Upon the expiration of 120 days after the Executive gives the Employer written notice of his or her termination of employment with the Employer on grounds other than for Good Reason.

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       9.     Compensation Upon Termination.

              A. If the Executive's services are terminated pursuant to Paragraph 8A, 8B, 8C, or 8F, the Executive shall be entitled to his salary through his final date of active employment plus any accrued but unused current paid time off for which the Executive is eligible. The Executive shall also be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Employer and to which the Executive is a party or in which the Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable.

              B      Except as otherwise provided in Paragraph 9A, 9C or this
Paragraph 9B, if the Executive's services are terminated pursuant to Paragraph 8D or 8E, the Executive shall be entitled to his salary through his final date of active employment, plus any accrued but unused current paid time off for which the Executive is eligible. The Executive also shall be entitled to a single sum payment payable within thirty (30) days after the Executive's termination date and equal to one (1) times his Base Salary, plus one (1) times his annual target performance bonus as determined pursuant to the Employer's Performance Bonus Plan, provided (a) he signs an agreement acceptable to the Employer that (i) waives any rights the Executive may otherwise have against the Employer, (ii) releases the Employer from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment, and (iii) contains certain other obligations which shall be set forth at the time of the termination (including, but not limited to, a reaffirmation of the Executive's obligations under Paragraph 10 of this Agreement), and (b) the Employer shall be permitted to offset from the severance pay hereunder any salary paid to the Executive during the thirty (30) day or one
(1) year written notice period, whichever is applicable, if the Executive performs no substantial services during such thirty (30) day or one (1) year written notice period. In addition, all options to purchase common stock of the Employer granted to the Executive pursuant to the Employer's Long-Term Incentive Plan shall immediately become Vested Shares as defined in any Stock Option Agreement(s) between the Employer and the Executive, and the Executive shall have one (1) year following the date of termination to exercise any unexercised options held by him as of such date. The Employer shall also pay for up to six
(6) months of outplacement services for the Executive (or, if earlier, until the Executive obtains full-time employment), to be provided by an outplacement service provider selected by the Employer. Additionally, the Executive shall be entitled to any benefits mandated under COBRA or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Employer and to which the Executive is a party or in which the Executive is a participant. If the Executive elects COBRA continuation coverage for himself and/or his dependents, the Employer shall pay for such coverage for so long as the Executive is eligible for COBRA continuation coverage; provided however, that nothing herein shall be construed to extend the period of time mandated by statute over which such COBRA continuation may otherwise be provided to the Executive and/or his dependents.

              C. If the Executive's services are terminated pursuant to Paragraph 8D or 8E at any time during the twenty-four (24) month period following a Change in Control, the

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Executive shall be entitled to his salary through his final date of active employment, plus any accrued but unused current paid time off for which the Executive is eligible. In lieu of any entitlements under Paragraph 9B, the Executive shall be entitled to a single sum payment payable within thirty (30) days after the Executive's termination date and equal to two (2) times his Base Salary, plus two (2) times his annual target performance bonus as determined pursuant to the Employer's Performance Bonus Plan, provided (a) he signs an agreement acceptable to the Employer that (i) waives any rights the Executive may otherwise have against the Employer, (ii) releases the Employer from actions, suits, claims, proceedings and demands related to the period of employment and/or the termination of employment, and (iii) contains certain other obligations which shall be set forth at the time of the termination (including, but not limited to, a reaffirmation of the Executive's obligations under Paragraph 10 of this Agreement), and (b) the Employer shall be permitted to offset from the severance pay hereunder any salary paid to the Executive during the thirty (30) day or one (1) year written notice period, whichever is applicable, if the Executive performs no substantial services during such thirty
(30) day or one (1) year written notice period. In addition, all options to purchase common stock of the Employer granted to the Executive pursuant to the Employer's Long-Term Incentive Plan shall immediately become Vested Shares as defined in any Stock Option Agreement(s) between the Employer and the Executive, and the Executive shall have one (1) year following the date of termination to exercise any unexercised options held by him as of such date. The Employer shall also pay for up to six (6) months of outplacement services for the Executive (or, if earlier, until the Executive obtains full-time employment), to be provided by an outplacement service provider selected by the Employer. Additionally, the Executive shall be entitled to any benefits mandated under COBRA or required under the terms of any death, insurance, or retirement plan, program, or agreement provided by the Employer and to which the Executive is a party or in which the Executive is a participant. If the Executive elects COBRA continuation coverage for himself and/or his dependents, the Employer shall pay for such coverage for so long as the Executive is eligible for COBRA continuation coverage; provided however, that nothing herein shall be construed to extend the period of time mandated by statute over which such COBRA continuation may otherwise be provided to the Executive and/or his dependents.

              D. If a "change in control" shall occur (as defined in Section 280G(b)(2)(a)(i) of the Code), and a determination is made by legislation, regulation, ruling directed to the Executive or the Employer, or court decision, that the aggregate amount of any payment made to the Executive hereunder, or pursuant to any plan, program, or policy of the Employer in connection with, on account of, or as a result of, such change in control constitutes "excess parachute payments" under the Code that are subject to the excise tax provisions of Section 4999 of the Code, or any successor sections thereof, the Executive shall be entitled to receive from the Employer, in addition to any other amounts payable hereunder, an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes, other than interest and penalties imposed by reason of the Executive's failure to file timely a tax return or pay taxes shown due on his return), including, without limitation, any income taxes (and any interest and penalties imposed thereon) and any excise tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the excise tax imposed; provided, however, if the aggregate amount of payments to the Executive, without regard to the Gross-Up

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Payment, does not exceed one hundred ten percent (110%) of the maximum amount that the Executive could receive without regard to the payments being subject to the excise tax provisions of Section 4999 of the Code (the "Tax Limit"), then
(i) no Gross-Up Payment shall be made hereunder, and (ii) the payments shall be reduced to the Tax Limit. All determinations required to be made under this Paragraph 9, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Employer and reasonably acceptable to the Executive which is one of the five largest accounting firms in the United States (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Employer and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been an excess parachute payment, or such earlier time as is requested by the Employer. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any Gross-Up Payment, as determined pursuant to this Paragraph 9 shall be paid by the Employer to the Executive within five (5) days of the receipt of the Accounting Firm's determination. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Employer should have been made ("Underpayment") consistent with the calculations required to be made hereunder. In the event that the Employer exhausts its remedies hereunder and the Executive thereafter is required to make a payment of any excise tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive. The Executive shall notify the Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Employer of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Employer notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

           (1) give the Employer any information reasonably requested by the Employer relating to such claim;

           (2) take such action in connection with contesting such claim as the Employer shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Employer;

           (3) cooperate with the Employer in good faith in order effectively to contest such claim; and

           (4) permit the Employer to participate in any proceedings relating to such claim;

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provided, however, that the Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any excise tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provision of this Paragraph 9D, the Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Employer shall determine. Notwithstanding anything herein to the contrary, if, after the receipt by the Executive of an amount advanced by the Employer pursuant to this Paragraph 9D, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Employer's substantial compliance with the requirements of this Paragraph 9D) promptly pay to the Employer the amount of such refund plus interest at an annual rate equal to the Applicable Federal Rate provided for in Section 1274(d) of the Code from the date the Gross-Up Payment was paid to the Executive until the date of the repayment to the Employer.

     10. Protective Covenants. The Executive acknowledges and agrees that solely by virtue of his employment by, and relationship with, the Employer, he has acquired and will acquire "Confidential Information," as hereinafter defined, as well as special knowledge of the Employer's relationships with its customers, and that, but for his association with the Employer, the Executive would not or will not have had access to said Confidential Information or knowledge of said relationships. The Executive further acknowledges and agrees (i) that the Employer has long term, near-permanent relationships with its customers, and that those relationships were developed at great expense and difficulty to the Employer over several years of close and continuing involvement; (ii) that the Employer's relationships and goodwill with its customers are and will continue to be valuable, special and unique assets of the Employer; and (iii) that the Employer has the following protectable interests that are critical to its competitive advantage in the industry and would be of demonstrable value in the hands of a competitor: pricing models, formulas, software applications and designs and other technologies and devices utilized in the management of communications. In return for the consideration described in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and as a condition precedent to the Employer entering into this Agreement, and as an inducement to the Employer to do so, the Executive hereby represents, warrants, and covenants as follows:

         A. The Executive has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a comparable livelihood following the termination of his employment with the Employer.

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         B. The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement, and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses.

         C. The execution and delivery of this Agreement by the Executive does not conflict with, or result in a breach of or constitute a default under, any agreement or contract, whether oral or written, to which the Executive is a party or by which the Executive may be bound. In addition, the Executive has informed the Employer of, and provided the Employer with copies of, any non-competition, confidentiality, work-for-hire or similar agreements to which the Executive is subject or may be bound.

         D. The Executive agrees that, if Executive ceases to be employed by Employer for any reason, including without limitation the non-renewal of this Agreement by the Company, the Executive will not, for a period of two years , except on behalf of the Employer, anywhere in the United States of America or in any other place or venue where the Employer or any affiliate, subsidiary, or division thereof now conducts or operates, or may conduct or operate, its business prior to the date of the termination of Executive's employment:

            (1) directly or indirectly, contact, solicit or direct any person, firm, corporation, association or other entity to contact or solicit, any of the Employer's customers or prospective customers (as hereinafter defined) for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Employer to its customers during the term hereof;

            (2) solicit or accept if offered to him, with or without solicitation, on his own behalf or on behalf of any other person, the services of any person who is a then current employee of the Employer (or was an employee of the Employer during the year preceding such solicitation), nor solicit any of the Employer's then current employees (or an individual who was employed by or engaged by the Employer during the year preceding such solicitation) to terminate employment or an engagement with the Employer, nor agree to hire any then current employee (or an individual who was an employee of the Employer during the year preceding such hire) of the Employer into employment with himself or any company, individual or other entity; or

            (3) directly or indirectly, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, officer, director, consultant, employee, agent, salesperson or in any other capacity, whether part-time or full-time, become associated with any business involved in the design, manufacture, marketing, or servicing of products then constituting ten percent (10%) or more of the annual revenues of the Employer; or

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            (4) act as a consultant, advisor, officer, manager, agent, director, partner, independent contractor, owner, or employee for or on behalf of any of the Employer's customers or prospective customers (as hereinafter defined), with respect to or in any way with regard to any aspect of the Employer's business and/or any other business activities in which the Employer engages during the term hereof.

         E. The Executive acknowledges and agrees that the scope described above is necessary and reasonable in order to protect the Employer in the conduct of its business and that, if the Executive becomes employed by another employer, he shall be required to disclose the existence of this Paragraph 10 to such employer and the Executive hereby consents to and the Employer is hereby given permission to disclose the existence of this Paragraph 10 to such employer.

         F. For purposes of this Paragraph 10, "customer" shall be defined as any person, firm, corporation, association, or entity that purchased any type of product and/or service from the Employer or is or was doing business with the Employer or the Executive within the twelve (12) month period immediately preceding termination of the Executive's employment. For purposes of this Paragraph 10, "prospective customer" shall be defined as any person, firm, corporation, association, or entity (i) contacted or solicited by the Executive (whether directly or indirectly) or (ii) to the Executive's knowledge, contacted or solicited by any other employee or representative of the Employer, or (iii) who contacted the Executive (whether directly or indirectly) or (iv) to the Executive's knowledge, who contacted the Employer within the twelve (12) month period immediately preceding termination of the Executive's employment for the purpose of having such persons, firms, corporations, associations, or entities become a customer of the Employer.

         G. The Executive agrees that both during his employment and thereafter the Executive will not, for any reason whatsoever, use for himself or disclose to any person not employed by the Employer any "Confidential Information" of the Employer acquired by the Executive during his relationship with the Employer, both prior to and during the term of this Agreement. The Executive further agrees to use Confidential Information solely for the purpose of performing duties with the Employer and further agrees not to use Confidential Information for his own private use or commercial purposes or in any way detrimental to the Employer. The Executive agrees that Confidential Information includes but is not limited to: (1) any financial, engineering, business, planning, operations, services, potential services, products, potential products, technical information and/or know-how, organization charts, formulas, business plans, production, purchasing, marketing, pricing, sales, profit, personnel, customer, broker, supplier, or other lists or information of the Employer; (2) any papers, data, records, processes, methods, techniques, systems, models, samples, devices, equipment, compilations, invoices, customer lists, or documents of the Employer; (3) any confidential information or trade secrets of any third party provided to the Employer in confidence or subject to other use or disclosure restrictions or limitations; and (4) any other information, written, oral, or electronic, whether existing now or at

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some time in the future, whether pertaining to current or future developments, and whether previously accessed during the Executive's tenure with the Employer or to be accessed during his future employment with the Employer, which pertains to the Employer's affairs or interests or with whom or how the Employer does business. The Employer acknowledges and agrees that Confidential Information does not include (x) information properly in the public domain, or (y) information in the Executive's possession prior to the date of his original employment with the Employer, except to the extent that such information is or has become a trade secret of the Employer or is or otherwise has become the property of the Employer.

         H. In the event that the Executive intends to communicate information to any individual(s), entity or entities (other than the Employer), to permit access by any individual(s), entity or entities (other than the Employer), or to use information for the Executive's own account or for the account of any individual(s), entity or entities (other than the Employer) and such information would be Confidential Information hereunder but for the exceptions set out at
(x) and (y) of Paragraph 10G of this Agreement, the Executive shall notify the Employer of such intent in writing, including a description of such information, no less than fifteen (15) days prior to such communication, access or use.

         I. During and after the term of employment hereunder, the Executive will not remove from the Employer's premises any documents, records, files, notebooks, correspondence, reports, video or audio recordings, computer printouts, computer programs, computer software, price lists, microfilm, drawings or other similar documents containing Confidential Information, including copies thereof, whether prepared by him or others, except as his duty shall require, and in such cases, will promptly return such items to the Employer. Upon termination of his employment with the Employer, all such items including summaries or copies thereof, then in the Executive's possession, shall be returned to the Employer immediately.

         J. The Executive recognizes and agrees that all ideas, inventions, patents, copyrights, copyright designs, trade secrets, trademarks, processes, discoveries, enhancements, software, source code, catalogues, prints, business applications, plans, writings, and other developments or improvements and all other intellectual property and proprietary rights and any derivative work based thereon (the "Inventions") made, conceived, or completed by the Executive, alone or with others, during the term of his employment, whether or not during working hours, that are within the scope of the Employer's business operations or that relate to any of the Employer's work or projects (including any and all inventions based wholly or in part upon ideas conceived during the Executive's employment with the Employer), are the sole and exclusive property of the Employer. The Executive further agrees that (1) he will promptly disclose all Inventions to the Employer and hereby assigns to the Employer all present and future rights he has or may have in those Inventions, including without limitation those relating to patent, copyright, trademark or trade secrets; and
(2) all of the Inventions eligible under the copyright laws are "work made for hire." At the request of the Employer, the Executive will do all things deemed by the Employer to be reasonably necessary to perfect title to the Inventions in the Employer and to assist in obtaining for the Employer such patents, copyrights or other protection as may be provided under law and desired by the Employer, including but not limited to executing and signing any and all relevant applications, assignments or other instruments.

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Notwithstanding the foregoing, the Employer hereby notifies the Executive that the provisions of this Paragraph 10 shall not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Employer was used and which were developed entirely on the Executive's own time, unless (1) the Invention relates (i) to the business of the Employer, or (ii) to actual or demonstrably anticipated research or development of the Employer, or (2) the Invention results from any work performed by the Executive for the Employer.

         K. The Executive acknowledges and agrees that all customer lists, supplier lists, and customer and supplier information, including, without limitation, addresses and telephone numbers, are and shall remain the exclusive property of the Employer, regardless of whether such information was developed, purchased, acquired, or otherwise obtained by the Employer or the Executive. The Executive also agrees to furnish to the Employer on demand at any time during the term of this Agreement, and upon the termination of this Agreement, any other records, notes, computer printouts, computer programs, computer software, price lists, microfilm, or any other documents related to the Employer's business, including originals and copies thereof. The Executive recognizes and agrees that he has no expectation of privacy with respect to the Employer's telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that the Executive's activity and any files or messages on or using any of those systems may be monitored at any time without notice.

         L. The Executive acknowledges that he may become aware of "material" nonpublic information relating to customers whose stock is publicly traded. The Executive acknowledges that he is prohibited by law as well as by Employer policy from trading in the shares of such customers while in possession of such information or directly or indirectly disclosing such information to any other persons so that they may trade in these shares. For purposes of this Paragraph 10L, "material" information may include any information, positive or negative, which might be of significance to an investor in determining whether to purchase, sell or hold the stock of publicly traded customers. Information may be significant for this purpose even if it would not alone determine the investor's decision. Examples include a potential business acquisition, internal financial information that departs in any way from what the market would expect, the acquisition or loss of a major contract, or an important financing transaction.

         M. The Employer does not wish to incorporate any unlicensed or unauthorized material into its products or services or those of its affiliates. Therefore, the Executive agrees that he will not knowingly disclose to the Employer, use in the Employer's business, or cause the Employer to use, any information or material which is confidential or proprietary to any third party including, but not limited to, any former employer, competitor or client, unless the Employer has a right to receive and use such information. The Executive will not incorporate into his work any material which is subject to the copyrights of any third party unless the Employer has a written agreement with such third party or otherwise has the right to receive and use such information.

         N. It is agreed that any breach or anticipated or threatened breach of any of the Executive's covenants contained in this Paragraph 10 will result in irreparable harm and continuing damages to the Employer and its business and that the Employer's remedy at law for

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

any such breach or anticipated or threatened breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Employer at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Employer posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant, including, but not limited to, any injunction restraining the Executive from disclosing, in whole or part, any Confidential Information. The Executive acknowledges the truthfulness of all factual statements in this Agreement and agrees that he is estopped from and will not make any factual statement in any proceeding that is contrary to this Agreement or any part thereof. The Executive further agrees to pay all of the Employer's costs and expenses, including reasonable attorneys' and accountants' fees, incurred in enforcing such covenants.

         O. For a period of two years following the termination of his employment with Employer, Executive agrees that he shall not defame or disparage the Employer's business, products or services, or its officers

     11. Liquidated Damages for Executive's Breach; Liability Limitations.

         A. Liquidated Damages. The parties acknowledge that Executive is uniquely qualified for his employment hereunder, that Employer would be severely disadvantaged in the event Executive left the employ of Employer prior to the expiration of the term hereof or if the non-solicitation provisions of Paragraph 10D(2) are breached, and that Employer's damages caused by any such breach by Executive are real and certain, but unliquidated and difficult to calculate. Accordingly, in the event either (1) that the Executive should terminate his or her employment with the Employer, in a manner other than as provided for under Paragraph 8E or 8F above, or (2) that the Employer should terminate Employee's services under Paragraph 8C above, or (3) violate the non-solicitation provisions of Paragraph 10D(2), then both Executive and the Employer agree that Employee shall pay to Employer on demand an amount equal to the sum of 6 months' Base Salary, plus the amount of any Bonus Amounts paid to the Executive during the previous six months prior to such termination, as liquidated damages attributable specifically to the premature termination of Executive's employment and not as a penalty.

         B. Liability Limitations. Except for damages arising from Executive's breach of the provisions of Paragraph 10 of this Agreement (other than the non-solicitation provisions of Paragraph 10D(2)), and except for damages arising from Executive's breach of this Agreement that is committed knowingly, willfully, or with gross negligence, it is agreed that: (1) Executive shall not be liable for any indirect, exemplary, incidental or consequential damages arising from or otherwise relating to Executive's performance or failure to perform under this Agreement; and (2) Executive's liability to MetaSolv arising from or otherwise relating to Executive's performance or failure to perform under this Agreement is limited to an amount not greater than the sum of 12 months' Base Salary, plus the amount of any Bonus Amounts paid to the Executive during the previous 12 months prior to such breach.

     12. Notices. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class,

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

registered or certified mail, postage prepaid, return receipt requested, or by recognized overnight courier, (b) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (a) the date it shall be delivered to the address required by this Agreement;
(b) the date delivery shall have been refused at the address required by this Agreement; (c) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (d) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to his residence in the case of the Executive, or to its principal office in the case of the Employer.

     13. Waiver of Breach. A waiver by the Employer of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.

     14. Successors; Binding Agreement.

         A. This Agreement shall be binding upon and shall inure to the benefit of the Employer and its Successors and Assigns, and the Employer shall require any Successors and Assigns to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession or assignment had taken place.

         B. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive or his beneficiaries or legal representatives, except by will or by the laws of descent and distribution, and this Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

     15. Entire Agreement. This Agreement and the Stock Option Agreements referenced herein set forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Employer and the Executive.

     16. Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if

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the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.

     17. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.

     18. Execution of Agreement. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.

     19. Recitals. The recitals to this Agreement are incorporated herein as an integral part hereof and shall be considered as substantive and not precatory language.

     20. Arbitration. Any controversy, claim or dispute between the parties relating to the Executive's employment or termination of employment, whether or not the controversy, claim or dispute arises under this Agreement (other than any controversy or claim arising under Paragraph 10), shall be resolved by arbitration in accordance with the National Rules for the Resolution of Employment Disputes ("Rules") of the American Arbitration Association through a single arbitrator selected in accordance with the Rules. The decision of the arbitrator shall be rendered within thirty (30) days of the close of the arbitration hearing and shall include written findings of fact and conclusions of law reflecting the appropriate substantive law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of Texas. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing), (b) to interpret or enforce Paragraph 10 of the Agreement (for which Paragraph 21 shall provide the exclusive venue), (c) to change or modify any provision of this Agreement,
(d) to base any part of his or her decision on the common law principle of constructive termination, or (e) to award punitive damages or any other damages not measured by the prevailing party's actual damages and may not make any ruling, finding or award that does not conform to this Agreement. Each party shall bear all of his or its own legal fees, costs and expenses of arbitration and one-half (1/2) of the costs of the arbitrator.

     21. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without reference to its conflict of law provisions. Furthermore, as to Paragraph 10, the Executive agrees and consents to submit to personal jurisdiction in the State of Texas in any state or federal court of competent subject matter jurisdiction situated in Collin County, Texas. The Executive further agrees that the sole and exclusive venue for any suit arising out of, or seeking to enforce, the terms of Paragraph 10 of this Agreement shall be in a state or federal court of competent subject matter jurisdiction situated in Collin County, Texas. In addition, the Executive waives any right to challenge in another court any judgment entered by such Collin County, Texas court

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or to assert that any action instituted by the Employer in any such court is in the improper venue or should be transferred to a more convenient forum.

     IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

EMPLOYER:                                               EXECUTIVE:

METASOLV SOFTWARE, INC., a
Delaware corporation


By: /s/ T. Curtis Holmes, Jr.,                          /s/ Michael J. Cullen
    -------------------------------------               ------------------------
    T. Curtis Holmes, Jr.,                              Michael J. Cullen
    President and Chief Operating Officer

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